AETNA SERIES FUND, INC.

                                     Class O

                        Supplement dated January 2, 2002

THE INFORMATION BELOW SUPPLEMENTS THE INFORMATION CONTAINED IN THE AETNA SERIES FUND, INC. CLASS O PROSPECTUS DATED AUGUST 29, 2001.

In December, 2000, ING Groep N.V. ("ING") acquired Aeltus Investment Management, Inc. ("Aeltus"), the investment adviser to Aetna Series Fund, Inc. (the "Company," the series of which are referred to herein as the "Funds"). ING has embarked upon a plan to integrate the operations of various mutual fund groups managed by its subsidiaries. In this regard, on December 12, 2001, the Board of Directors of the Company (the "Board") approved several measures proposed by ING to integrate the Funds with a group of mutual funds currently called the Pilgrim Funds, which are advised by ING Pilgrim Investments, LLC ("ING Investments"), another subsidiary of ING. Effective March 1, 2002, the name of ING Pilgrim Investments, LLC will change to ING Investments, LLC.

As part of this integration, the Board has called a meeting of shareholders of the Funds to be held on February 20, 2002. At this meeting, shareholders of the Funds will be asked to approve certain proposals in connection with the integration, as described below. Shareholders who owned shares of any of the Funds as of the close of business on December 12, 2001 are eligible to vote on these proposals, and will receive a proxy statement discussing the proposals in detail. If the proposals are approved by shareholders, each proposal will be implemented on the date set forth below.



Proposal                                 Affected Funds                         Effective Date If Approved
--------                                 --------------                         --------------------------

Approval of a new Investment             All Funds                              March 1, 2002
Management Agreement between each Fund
and ING Investments

Approval of new Sub-advisory             All Funds except Aetna Technology      March 1, 2002
Agreements between ING Investments and   Fund
Aeltus

Approval of a new Sub-advisory           Aetna Technology Fund                  March 1, 2002
Agreement between ING Investments and
Elijah Asset Management, LLC ("Elijah")



If the proposals set forth above are approved by shareholders, effective March 1, 2002 ING Investments will become the investment advisor to the Funds, and Aeltus will become the investment sub-advisor to the Funds, except for Aetna Technology Fund, for which Elijah will remain the sub-advisor. These changes will generally not result in a change in the actual portfolio management personnel who manage your Fund. While Aeltus would become the sub-advisor rather than the advisor to the Funds (except Aetna Technology Fund), Aeltus will continue to have responsibility for day-to-day portfolio management of the Funds (except Aetna Technology Fund) and Elijah will continue to have responsibility for the day-to-day management of Aetna Technology Fund.

The advisory fees paid by your Fund will not change. The annual advisory fees paid by each Fund will be the same as under the current investment advisory agreements. Subject to the approval by shareholders of the proposals described above, effective March 1, 2002, each Fund would pay the advisory fee to ING Investments, rather than to Aeltus. ING Investments would pay Aeltus or Elijah, as applicable, a sub-advisory fee as set forth in the proxy statement and in the statement of additional information. The sub-advisory fee paid to Elijah will not change.

ING Investments would enter into expense limitation agreements that would limit the expenses of each of the Funds that are currently subject to expense limitation arrangements ("Subsidized Funds"). The expense limits under the new agreements would be at the same level as is now in effect.

The new expense limitation agreements would become effective on March 1, 2002, subject to shareholder approval of the proposals set forth above. ING Investments would be responsible for the cost of the ordinary expenses of the Subsidized Funds that exceed the expense limits, and would be entitled to receive any potential recoupment, as described below. ING Investments would waive its fees or assume other expenses so that the total annual ordinary operating expenses of the Subsidized Funds currently subject to expense limitation agreements do not exceed the present expense limitations, excluding interest, taxes, brokerage commissions and other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Fund's business, and expenses of any counsel or other persons or services retained by the members of the Boards who are not "interested persons" of ING Investments or its affiliates, as defined in the Investment Company Act of 1940, as amended ("Independent Directors").

Under the proposed new expense limitation agreements, unlike those currently in place, extraordinary expenses and the expenses of counsel to the Independent Directors are not covered in the expenses that the advisor would bear if expenses exceed the prescribed limits. In addition, under the new expense limitation agreements, unlike those currently in place, each Fund will, within three years of any waiver or expense assumption by ING Investments, reimburse ING Investments for management fees waived and other expenses assumed, but only if, after such reimbursement, the Fund's expense ratio does not exceed the prescribed percentage limitation.

If any measure is not approved by shareholders, Aeltus may continue to serve as the investment advisor, or alternatively, ING Investments may nonetheless serve as investment advisor to that Fund at the lesser of the fees that would be paid under the proposed management agreement or ING Investment's cost to render services to the Fund, until such time as the Board determines an appropriate course of action.

ADDITIONAL PROPOSALS

At the meeting, shareholders will also be asked to approve the following proposals that are unrelated to the integration efforts. If the proposals are approved by shareholders, each proposal will be implemented on the date set forth below.

                                                                  Effective Date
Proposal                               Affected Funds             If Approved
--------                               --------------             -----------

Approval of the modification of        Aetna International Fund   March 1, 2002
fundamental investment objective

Approval of Amended and Restated       All Funds                  March 1, 2002
Articles of Incorporation


Shareholders  of  Aetna   International  Fund  are  being  asked  to  approve  a
modification to its investment objective to permit additional flexibility in managing the Fund's assets by enhancing the Fund's ability to invest in the securities of North American, non-U.S. companies. Because the Fund's investment objective is fundamental, shareholder approval is required to change it. If approved, effective March 1, 2002, the Fund's investment objective will read:

          "The Aetna International Fund seeks long-term capital growth primarily through investment in a diversified portfolio of common stocks principally traded in countries outside of the United States. The Aetna International Fund will not target any given level of current income."

Additionally, the Board has approved changes to the investment policies of Aetna International Fund. As a result, effective March 1, 2002 the principal investment strategy for Aetna International Fund will be:

         "Under normal market conditions, International invests at least 65% of its total assets in securities principally traded in three or more countries outside of the United States. These securities may include common stocks as well as securities convertible into common stock."

Shareholders are being asked to approve revisions to the Company's Articles of Incorporation to add flexibility, clarify existing provisions, and to promote consistency among the charters for the various registered investment companies currently advised by Aeltus.

ADDITIONAL INTEGRATION RELATED MEASURES

The Board has also approved the following measures related to the integration efforts that do not require shareholder approval. These measures will be implemented on the dates set forth below.



Measures Approved by the Board           Affected Funds                         Effective Date
------------------------------           --------------                         --------------

Appointing ING Pilgrim Securities,       All Funds                              January 2, 2002
Inc. as the distributor of the Funds
(effective March 1, 2002, the name of
ING Pilgrim Securities, Inc. will
change to ING Funds Distributor, Inc.)

Appointing ING Pilgrim Group, LLC as     Aetna Bond Fund, Aetna Government      April 1, 2002
the administrator to the Funds           Fund and Aetna Money Market Fund

Appointing ING Pilgrim Group, LLC as     All Funds except Aetna Bond Fund,      May 1, 2002
the administrator to the Funds           Aetna Government Fund and Aetna
                                         Money Market Fund

Changing the custody and fund            Aetna Bond Fund,  Aetna  Government    April 1, 2002
accounting  arrangements to integrate    Fund and Aetna Money Market Fund
the "back office" or operational aspects
of the Aetna Funds and the Pilgrim Funds.

Changing  the custody  and fund          All Funds  except  Aetna Bond Fund,    May 1, 2002
accounting  arrangements to integrate    Aetna  Government Fund and Aetna
the "back office" or  operational        Money  Market  Fund
aspects of the Aetna Funds and the
Pilgrim Funds.

Increasing the contingent deferred       All Funds offering Class A shares      March 1, 2002
sales charge ("CDSC") for Class A
share purchases of at least $1 million
but less than $2.5 million in the
second year after purchase from 0.50%
to 1.00%

Decreasing the duration of the CDSC on   All Funds offering Class A shares      March 1, 2002
Class A share purchases of $2.5
million or more from 2 years to 1 year

Decreasing the duration of the CDSC on   All Funds offering Class C shares      March 1, 2002
Class C share purchases from 1.5 years
to 1 year

Expanding the exchange privileges of     All Funds                              March 1, 2002
the Funds


The changes to the CDSC schedules described above apply to shares purchased after March 1, 2002. Shares purchased prior to March 1, 2002 are subject to the current CDSC schedules described in the prospectus.

EXPANDED EXCHANGE PRIVILEGES

As of March 1, 2002 shareholders of the Funds may exchange shares of their Fund for shares of the same class of any other registered investment company ("fund") advised by ING Investments (all such funds are referred to herein as the "ING Funds") (except for Lexington Money Market Trust and ING Corporate Leaders Trust
Fund) without paying any additional sales charge, except that Class A shares of the Aetna Money Market Fund for which no sales charge was paid must pay the applicable sales load on an exchange into Class A shares of another Fund. Shares subject to a CDSC will continue to age from the date that the original shares were purchased. Shareholders should carefully review the prospectus of the ING Fund they intend to exchange into before exchanging their shares. Shareholders may obtain a copy of any ING Fund prospectus by calling (800) 992-0180.

If a shareholder exchanges into ING Senior Income Fund, his or her ability to sell or liquidate their investment will be limited. ING Senior Income Fund is a closed-end interval fund and does not redeem its shares on a daily basis, and it is not expected that a secondary market for the fund's shares will develop, so a shareholder will not be able to sell them through a broker or other investment professional. To provide a measure of liquidity, the fund will normally make monthly repurchase offers for 5% of its outstanding common shares. If more than 5% of the fund's common shares are tendered, a shareholder may not be able to completely liquidate his or her holdings in any one month. A shareholder also would not have liquidity between these monthly repurchase dates. Shareholders exercising the exchange privilege with ING Senior Income Fund should carefully review the prospectus of that fund.

The total value of shares being exchanged must at least equal the minimum investment requirement of the ING Fund into which they are being exchanged. Exchanges of shares are sales and may result in a gain or loss for federal and state income tax purposes. There is no specific limit on exchange frequency, however, the ING Funds are intended for long-term investment and not as a short-term trading vehicle. ING Investments may prohibit excessive exchanges (more than four per year). ING Investments also may, on 60 days' prior notice, restrict the frequency of, otherwise modify, or impose charges of up to $5.00 upon exchanges. A Fund may change or cancel its exchange policies at any time, upon 60 days' written notice to shareholders.

As of March 1, 2002, shareholders will be able to exchange into the following additional funds:



ING Asia-Pacific Equity Fund                                 ING High Yield Opportunity Fund
ING MidCap Value Fund                                        ING International Core Growth Fund
ING SmallCap Value Fund                                      ING International SmallCap Growth Fund
ING Biotechnology Fund                                       ING LargeCap Growth Fund
ING MidCap Opportunities Fund                                ING MidCap Growth Fund
ING Financial Services Fund, Inc.                            ING Money Market Fund
ING European Equity Fund                                     ING SmallCap Growth Fund
ING Global Communications Fund                               ING Strategic Income Fund
ING Global Technology Fund                                   ING Worldwide Growth Fund
ING Global Real Estate Fund                                  ING Precious Metals Fund, Inc.
ING High Yield Bond Fund                                     ING Russia Fund, Inc.
ING Intermediate Bond Fund                                   ING Senior Income Fund
ING Internet Fund                                            ING SmallCap Opportunities Fund
ING National Tax-Exempt Bond Fund
ING Tax Efficient Equity Fund
ING Classic Money Market Fund
ING Internet Fund II
ING National Tax-Exempt Money Market Fund
ING GNMA Income Fund, Inc.
ING Large Company Value Fund, Inc.
ING Growth Opportunities Fund
ING International Fund, Inc.
ING MagnaCap Fund
ING High Yield Fund
ING Growth + Value Fund
ING International Value Fund
ING Research Enhanced Index Fund
ING Equity and Income Fund
ING Convertible Fund
ING Emerging Countries Fund




As of March 1, 2002, the Aetna Funds and the Pilgrim Funds will be called "ING Funds." The following chart describes how the name of each of the Funds will change effective March 1, 2002:

Current Fund Name                    New Fund Name
-----------------                    -------------

Aetna Ascent Fund                    ING Ascent Fund

Aetna Balanced Fund                  ING Balanced Fund

Aetna Bond Fund                      ING Bond Fund

Aetna Crossroads Fund                ING Crossroads Fund

Aetna Government Fund                ING Government Fund

Aetna Growth and Income              ING Growth and Income Fund

Aetna Growth Fund                    ING Growth Fund

Aetna Index Plus Large Cap Fund      ING Index Plus LargeCap Fund

Aetna Index Plus MidCap Fund         ING Index Plus MidCap Fund

Aetna Index Plus SmallCap Fund       ING Index Plus SmallCap Fund

Aetna International Fund             ING International Growth Fund

Aetna Legacy Fund                    ING Legacy Fund

Aetna Money Market Fund              ING Aeltus Money Market Fund

Aetna Small Company Fund             ING Small Company Fund

Aetna Technology Fund                ING Technology Fund

Aetna Value Opportunity Fund         ING Value Opportunity Fund

Aetna Principal Protection Fund      ING Classic Principal Protection Fund

Aetna Principal Protection Fund      ING Classic Principal Protection Fund II
II

Aetna Principal Protection Fund      ING Classic Principal Protection Fund III
III

Aetna Principal Protection Fund      ING Classic Principal Protection Fund IV
IV

Aetna Index Plus Protection          ING Index Plus Protection Fund
Fund



THE BOARD OF AETNA SERIES FUND, INC. IS SENDING THE PROXY STATEMENT TO ALL THOSE WHO WERE SHAREHOLDERS AS OF DECEMBER 12, 2001. PLEASE READ THE PROXY STATEMENT WHEN YOU RECEIVE IT. IT CONTAINS IMPORTANT INFORMATION CONCERNING THE FUNDS. YOU MAY ALSO OBTAIN THE PROXY STATEMENT FOR FREE FROM THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV). COPIES OF THE FUNDS' ANNUAL REPORT FOR THE FISCAL YEAR ENDED OCTOBER 31, 2001 AND SEMI-ANNUAL REPORT FOR THE PERIOD ENDED APRIL 30, 2001 HAVE PREVIOUSLY BEEN MAILED TO SHAREHOLDERS AND ARE
AVAILABLE FREE OF CHARGE BY WRITING TO AELTUS INVESTMENT MANAGEMENT, INC., 10 STATE HOUSE SQUARE, HARTFORD, CONNECTICUT, 06103-3602, ATTN: WAYNE BALTZER (MAIL STOP SH13), OR BY CALLING 1-800-238-6263.